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                                                         EXHIBIT 1.A.(5)(b)(7)

[LOGO]                              MONARCH LIFE
                                  INSURANCE COMPANY
                                  Springfield, Massachusetts 01133

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                             POLICY AMENDMENT RIDER

ADDITIONAL INVESTMENT DIVISIONS

         This rider modifies the basic policy to provide for additional "D" Policy Schedules adding new investment divisions to Variable Account A. Unless otherwise specified, this rider applies to all Variable Life Insurance policies issued by Monarch.

INVESTMENT DIVISION

         Certain investment divisions will not invest in shares of a mutual fund. Full descriptions of the investments in each investment division are set forth in the "D" Policy Schedules.

ALLOCATION AND CHANGE OF ALLOCATION OF THE NET PREMIUM

         For annual premium policies, the owner may allocate net premiums to any of the investment divisions set forth in the "D" Policy Schedules, except that:
         (1) such allocation may be to no more than five of the investment divisions; and
         (2) Monarch reserves the right, in order to comply with applicable laws, regulations and rulings, to require that at least 50% of the net premium be allocated to investment divisions investing in mutual funds.

The owner may change the allocation of future net premiums on any anniversary by providing written notice to Monarch at least 7 days prior to the anniversary.

ALLOCATION AND CHANGE OF ALLOCATION OF THE INVESTMENT BASE

         The owner may allocate the investment base of the policy to any of the investment divisions set forth in the "D" Policy Schedules except that:





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         (1)     at no time may funds be allocated to more than five of the investment divisions; and
         (2) Monarch reserves the right, in order to comply with applicable laws, regulations and rulings, to require that at least 50% of the investment base be allocated investment divisions investing in mutual funds.

The owner may change the allocation of the investment base twice each year by providing written notice to Monarch. The change will take effect upon receipt of the request at the Service Office.

MATURITY OF INVESTMENT DIVISION

         If part of the investment base is allocated to an investment division that has a specified maturity date, then, unless otherwise specified by the owner, the amounts in that division as of such date will be allocated to investment division 1. If any portion of future net annual premiums had been designated to be allocated to an investment division that matures, then, unless otherwise specified by the owner, such portion will be allocated to investment division 1. Monarch will notify the owner 30 days in advance of the maturity date. To elect an allocation to other than investment division 1, the owner must notify Monarch in writing at least 7 days prior to the maturity date.





                          /s/RAYMOND A. TERFERA     /s/  BRUCE BROWN
                          ---------------------     -----------------
                          Raymond A. Terfera        Bruce Brown
                          Secretary                 President





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